Exhibit 5.1

ZKGC New Energy Limited c/o – Harneys Fiduciary (Cayman) Limited 4th Floor, Harbour Place 103 South Church Street, P.O. Box 10240 Grand Cayman KY1-1002 Cayman Islands	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/JTC/500423.00001

January 24, 2022

Dear Sirs

ZKGC New Energy Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) on or about the date hereof. The Registration Statement relates to the resale (the Resale), from time to time, by the selling shareholders (the “Selling Shareholders”) identified in the Registration Statement under the caption “Selling Shareholders” of up to 3,000,000 of the Company’s ordinary shares (the “Ordinary Shares”), pursuant to the Registration Statement.

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Ray Ng Kate Hodson Anthony Oakes Oliver Payne James Bergstrom Marcus Leese

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 24 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company, and based solely on the Director’s Certificate, the Company has confirmed that it is validly existing and in good standing with the Registrar.

Shares

(b)	Based solely on the Memorandum, the authorised share capital of the Company is US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value each.

(c)	The issue of the Ordinary Shares (Issued Shares) to the Selling Shareholders has been duly authorised by the Company.

(d)	Based solely on the Register of Members, the Issued Shares are validly issued as fully paid and non-assessable.

(e)	The resale of the Ordinary Shares by the Selling Shareholders pursuant to the Resale have been duly authorised by and on behalf of the Company by the resolutions set forth in the Board Resolutions.

Enforcement of foreign judgments

(f)	Although there is no statutory enforcement in the Cayman Islands of judgments or orders obtained in foreign courts (other than certain courts of Australia and its external territories), the courts of the Cayman Islands will recognise and enforce a foreign judgment or order, without re-examination or re-litigation of the matters adjudicated upon, if the judgment or order:

(i)	is given by a foreign court of competent jurisdiction;

(ii)	is final and conclusive;

(iii)	is not in respect of a tax, fine or other penalty;

(iv)	was not obtained by fraud; and

(v)	is not of a kind, the enforcement of which is contrary to public policy in the Cayman Islands.

The courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction. Subject to these limitations, the courts of the Cayman Islands will recognise and enforce a foreign judgment for a liquidated sum and may also give effect in the Cayman Islands to other kinds of foreign judgments, such as declaratory orders, orders for performance of contracts and injunctions.

No litigation revealed

(g)	Based solely on our investigation of the Register of Writs and Other Originating Process, no litigation or winding up proceeding was pending in the Cayman Islands against the Company, nor had any petition been presented or order made for the winding up of the Company, as of the close of business on the day before our inspection.

4	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the Resale while the Registration Statement is effective.

Yours faithfully

Ogier

Schedule 1

Documents examined

Corporate and other documents

1	The Certificate of Incorporation of the Company dated 31 May 2021 issued by the Registrar of Companies of the Cayman Islands (the Registrar).

2	The amended and restated memorandum and articles of association of the Company adopted by sole shareholder resolution of the Company on 12 August 2021 (respectively, the Memorandum and the Articles).

3	A Certificate of Good Standing dated 18 January 2022 (Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A certificate dated January 24, 2022 as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate).

5	A copy of the register of directors of the Company as at 10 June 2021 (the Register of Directors).

6	A copy of the register of members of the Company as at 21 January 2022 (the Register of Members, and together with the Register of Directors, the Registers).

7	A copy of the written resolutions of the sole director of the Company dated 18 November 2021 approving the Company’s filing of the Registration Statement and the Resale (the Board Resolutions).

8	The Registration Statement.

9	The Register of Writs and Other Originating Process maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on January 24, 2022 (Register of Writs).

Schedule 2

Assumptions

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Registers, the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion.

5	The Issued Shares have been issued at an issue price in excess of the par value thereof and have been entered on the register of members of the Company as fully paid.

6	The Company has received payment in full by each Selling Shareholder of the Company of the sum agreed to be paid in respect of each Issued Share subscribed by that Selling Shareholder.

7	The Memorandum and Articles are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

8	All copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

9	The Board Resolution remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Resale and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions.

10	Neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

11	The Company has issued the Ordinary Shares in furtherance of its objects as set out in its Memorandum.

12	The issue of any of the Ordinary Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Ordinary Shares, would not result in the Company exceeding its maximum number of shares that it is authorised to issue at the relevant time.

13	The form and terms of any and all Ordinary Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Memorandum and Articles of Association nor any applicable law, regulation, order or decree in the Cayman Islands.

14	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Security and none of the Ordinary Shares have been offered or issued to residents of the Cayman Islands;

15	All necessary corporate action has been and will be taken to authorise and approve any issuance of Ordinary Shares and the terms of the offering of such Ordinary Shares thereof and any other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto.

16	Upon the issue of any Ordinary Shares or any series of shares of the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof.

17	The capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Ordinary Shares, and the due execution and delivery thereof by each party thereto.

18	The Company is, and after the allotment (where applicable) and issuance of any Ordinary Shares will be, able to pay its liabilities as they fall due.

19	There is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act of the Cayman Islands and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.